Aberdeen Standard Investments ETFs 485BPOS

CONFIDENTIAL	EX.99.e.3

AMENDMENT 2

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of March 12, 2019:

Term	Means
“Existing Agreement”	The Distribution Agreement between ALPS and the Trust, dated April 16, 2018, as amended
“ALPS”	ALPS Distributors, Inc.
“Trust”	Aberdeen Standard Investments ETFs

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A (which includes Schedule C) and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS Distributors, Inc.		Aberdeen Standard Investments ETFs

By:	/s/Steve Price	By:	/s/Lucia Sitar

Name:	Steve Price	Name:	Lucia Sitar

Title:	Senior Vice President & Director of Distribution Services	Title:	Vice President

Schedule A to this Amendment

Amendments

The Existing Agreement is amended as follows:

1.	Appendix A entitled “List of Funds” is deleted and replaced with the Appendix A entitled “List of Funds” in Schedule C attached hereto.

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.

Schedule C to this Amendment

APPENDIX A

LIST OF FUNDS

Aberdeen Standard Bloomberg All Commodity Longer Dated Strategy K-1 Free ETF

Aberdeen Standard Bloomberg All Commodity Strategy K-1 Free ETF

Aberdeen Standard Bloomberg WTI Crude Oil Strategy K-1 Free ETF

Aberdeen Standard Bloomberg Energy Commodity Strategy K-1 Free ETF

Aberdeen Standard Bloomberg Agriculture Commodity Strategy K-1 Free ETF